4.36

                              CONSULTING AGREEMENT

                  This Consulting Agreement is effective as of the 1st day of November, 2003 by and between BioGentech, Corp., a Nevada corporation (the "Company") with its principal place of business located at 2445 McCabe Way, Suite 150, Irvine, CA 92614 and AJ Sexton, (the "Consultant"), located at 8306 Wilshire Blvd. Suite 150, Irvine CA 90211.

                  RECITALS: The Company desires to avail itself of the Consultant's knowledge and expertise with respect to the business, products and operations of the Company and has requested that the Consultant make such knowledge and expertise available to the Company. The Consultant and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, the Consultant shall provide the Consulting Services (as hereinafter defined) to the Company.

                  NOW THEREFORE, in consideration of the foregoing recitals and the covenants and obligations set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.        DEFINITIONS.

                  "Cause" means failure to follow written directives of the management, conducted by the Consultant in connection with this Agreement or the Consulting Services that amounts to fraud, dishonesty, gross negligence or willful misconduct in the performance of its duties and responsibilities under this Agreement or material breach of any obligation owed by the Consultant to the Company.

                   "Common Stock" means the common stock, $0.001 par value, of the Company currently publicly traded on the OTC market as BGTH.OB.

                  "Consulting Services" means the consulting services to be performed hereunder by the Consultant for and on the Company's behalf. The Consultant shall provide investor relations services, strategic direction to the Company, strategic alliances, business development and such other matters that relate thereto as the Company may reasonably request of the Consultant by way of written instruction or verbal communication.

SECTION 2. TERM. This Agreement shall commence on November 1, 2003 and shall continue for a period of 6 months concluding on April 30, 2004, unless sooner terminated as provided herein.

SECTION 3. CONSULTING SERVICES. Simultaneously with the execution of this Agreement Consultant shall execute the Company's standard Invention Assignment and Confidentiality Agreement. The Consultant shall commit the resources necessary to timely and satisfactorily perform the Consulting Services, and shall perform the Consulting Services in a professional and workmanlike manner and in accordance with all applicable laws, regulations and ordinances. The Consultant acknowledges that Consultant has no authority to act for or bind the Company or any of its affiliates without their respective prior written consent.

SECTION 4. COMPENSATION. Consultant shall be compensated by the Company pursuant to the following formula:


(a) Signing Bonus. Consultant shall receive 1,625 (one thousand six hundred twenty five) shares of BGTH free trading Common Stock and $500.00, receipt of which is hereby acknowledged upon the execution of this Consulting Agreement.

(b) Monthly Retainer. Consultant shall receive $4,000 (four thousand dollars) per month payable within ten business days after the most recent period.

(c) Common Stock Retainer. Consultant shall receive $4,000 (four thousand dollars) worth of free trading BGTH Common Stock per month. The price per share shall be determined using the 20 day trailing average of the closing price of BGTH.OB. As an example, if the 20 day trailing average of the closing price of BGTH.OB is $4.00 (the approximate price of the Common Stock at execution) then Consultant shall receive 1,000 shares of Common Stock.

(d) Expenses. The Consultant shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred in the performance of the Consulting Services.

(e) Liability, Taxes & Social Security. The Company will not be liable for any debts, accounts, obligations or other liabilities of the Consultant, including without limitation, the Consultant's obligation to withhold social security and income taxes.

SECTION 5.        TERMINATION.

(a) Termination for Cause. The Company may terminate this Agreement for Cause immediately upon written notice to the Consultant.

(b) Other Termination. The Company may terminate this Agreement without Cause upon 30 days prior written notice to the Consultant. The Consultant may terminate this agreement upon 30 days prior written notice to the Company. This Agreement shall terminate automatically upon the death or disability of Consultant.

SECTION 6.        MISCELLANEOUS.

(a) Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

(b) No Assignment. This Agreement and the rights and obligations of the parties stated in this Agreement may not be assigned without the prior written approval of the other party. The rights and obligations of the parties will inure to the benefit of and will be binding on the parties' lawful successors and assigns.

(c) Strict Performance; Waiver. The failure of either party to insist on strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment of such party's right to assert or rely on any such provision or right in that or any other instance; rather, same shall be and remain in full force and effect. A waiver by either party of any breach of this Agreement by the other party shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

(d) Amendments. This Agreement embodies the entire agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

(e) Notices. Any notice required or permitted to be given hereunder must be given in writing and personally delivered or mailed to the other party by certified mail, return receipt requested, by personal delivery or by facsimile if the receiving party acknowledges in writing the receipt of such fax transmission. Notices shall be given at the addresses set forth on the signature page to this Agreement.

(f) Independent Contractors. The parties are independent contractors, and nothing in this Agreement shall be construed to constitute either party as a partner, joint venturer, employee, employer or agent of the other.

(g) Choice of Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties consent to the personal jurisdiction and venue of the federal and state courts having jurisdiction with respect to Irvine, California with respect to all matters and disputes which may arise out of or result from this Agreement.

(h) IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                     BIOGENTECH, CORP.

                                                     /s/  Chaslav Radovich
                                                     ---------------------------
                                                     Chaslav Radovich, President
                                                     2445 M'Cabe Way, Suite 150
                                                     Irvine, CA 92614


                                   CONSULTANT

                                                     AJ Sexton
                                                     --------------------------
                                                     AJ Sexton
                                                     8306 Wilshire Blvd. 1585
                                                     Beverly Hills CA 90211